	For:	Alamo Group Inc.

	Contact:	Robert H. George
Vice President
830-372-9621
For Immediate Release		FD
Eric Boyriven/Alexandra Tramont
212-850-5600

ALAMO GROUP INC. ANNOUNCES 2007 SECOND QUARTER RESULTS

SEGUIN, Texas, August 1, 2007 -- Alamo Group Inc. (NYSE: ALG) today reported results for the second quarter and six-months ended June 30, 2007.

Net sales for the quarter were $132.0 million, an increase of 5% from $125.5 million in the second quarter of 2006.  Net income for the quarter was $4.0 million, or $0.41 per diluted share, compared to the prior year’s net income of $5.3 million, or $0.53 per diluted share.  The results for the 2007 second quarter included those of VacAll, acquired May 26, 2006; Nite-Hawk, acquired July 14, 2006; and Henke, acquired March 6, 2007.  Without these acquisitions net sales for the second quarter were $126.9 million, a slight increase over 2006 levels.  Net income without the acquisitions was $5.7 million, or $0.57 per diluted share, an increase of 6% compared to the previous year.

For the first six months of 2007, net sales were $252.1 million a nearly 10% increase compared to the six month sales of $229.8 million in 2006.  Net income for the first half of 2007 was $4.9 million, or $0.49 per diluted share, compared to the previous year’s net income of $7.3 million, or $0.73 per diluted share, for the comparable period.  Without the effects of the acquisitions referenced above, as well as the Gradall acquisition which took place on February 3, 2006, net sales were at $237.5 million, up 3% compared to the first half of 2006.  Net income without the acquisitions was $8.9 million, or $0.89 per diluted share, an increase of 22% over year ago levels.

North American Industrial Division sales were $67.6 million in the second quarter of 2007, an increase of 1.6% compared to the 2006 second quarter sales of $66.5 million.  Without the effect of the acquisitions, all of which are included in this Division, second quarter sales were $62.5 million.  The majority of the decrease in sales was related to the Company’s Gradall unit, which experienced softer market conditions compared to last year.  Sales in the Division for the first six months of 2007 were $125.6 million, an 11% increase compared to 2006 sales of $113.6 million.  Without the acquisitions Industrial Division sales were $111.0 million, a decrease of 2% versus 2006 levels.

- more -

ALAMO GROUP INC. ANNOUNCES 2007 SECOND QUARTER RESULTS	PAGE 2

Sales for the Alamo’s North American Agricultural Division were $29.9 million in the second quarter of 2007 compared to $27.7 million in the same period of 2006, a gain of 8%.  For the first six months sales were up 4% at $59.3 million compared to $56.9 in 2006.

Alamo’s European Division sales in the second quarter of 2007 were $34.5 million, an increase of 11% from 2006 sales of $31.2 million.  For the first half of 2007 sales were $67.2 million compared to $59.4 million in 2006, an increase for the Division of 13%.

Ron Robinson, Alamo Group’s President and Chief Executive Officer commented, “The first half of 2007 has been a period of mixed results for Alamo Group.  Most of our units produced solid performance with increases in sales and profits; however, a couple of units, particularly Gradall and VacAll, posted weak results that more than offset these gains.”

“Our European Division generally benefited from improved conditions in their market as well as export sales. The results from our business units outside of the United States also benefited from changes in international currency exchange rates, as the U.S. dollar continued to fall.  Within the North American Industrial Division, Schwarze sweepers and our Canadian unit, Schulte showed strong results.  Our North American Agricultural Division also showed improvement in the second quarter of 2007 in both sales and operating profit. This part of our business has been affected by inefficiencies due to a major consolidation effort in this Division in 2006, as well as softness in the U.S. agricultural equipment market.  While we are still not operating at the levels we need to be, we did show improvement in the second quarter of 2007 and improved market conditions, which we expected to see in the second half, began to materialize in the quarter.”

- more -

ALAMO GROUP INC. ANNOUNCES 2007 SECOND QUARTER RESULTS	PAGE 3

“Our real disappointment in the quarter and the first half of 2007 has been our Gradall and VacAll operations, where lower sales and inefficiencies have weighed heavily on  profitability.  We relocated VacAll’s production to our Gradall facility in the second half of 2006, but have been slow achieving anticipated cost improvements.  Most of these issues should be resolved in the second half of 2007, and 2008 should benefit even more as we ramp up production.  Additionally, sales at our Gradall unit have been below plan for the first two quarters due to a slow down in some key market segments.  While we experienced a temporary rebound in March, second quarter results for us and the market in general indicate this sector is softer than anticipated.  Sales and shipments were further impacted by some late deliveries of key components from a major supplier.  We are aggressively addressing market conditions by working to maximize our opportunities both domestically and internationally.  We are also working to resolve the supplier issues and feel we will see some improvement in the last half of 2007.”

Mr. Robinson concluded, “We have solid momentum in most of our operations, but need to get all units moving forward to achieve the results of which we are capable.  And, believe the second half of 2007 will show tangible evidence of progress in this direction.”

Alamo Group is a leader in the design, manufacture, distribution and service of high quality equipment for right-of-way maintenance and agriculture.  Our products include tractor mounted mowing and other vegetation maintenance equipment, excavators, street sweepers, vacuum trucks, snow blowers, pothole patchers, agricultural implements and related after market parts and services. The Company, founded in 1969, has over 2,350 employees and operates sixteen plants in North America, Europe and Australia as of June 30, 2007.  The corporate offices of Alamo Group Inc. are located in Seguin, Texas and the headquarters for the Company’s European operations are located in Salford Priors, England.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: market demand, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports.  The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

(Tables Follow)

# # #

ALAMO GROUP REPORTS 2007 SECOND QUARTER RESULTS

Alamo Group Inc. and Subsidiaries (NYSE:ALG)
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Second Quarter Ended		Six Months Ended
	06/30/07	06/30/06	06/30/07	06/30/06
North American
Industrial	$67,591	$66,548	$125,648	$113,604
Agricultural	29,917	27,739	59,311	56,851
European	34,478	31,164	67,174	59,381
Total Sales	131,986	125,451	252,133	229,836

Cost of sales	105,632	98,149	204,222	182,980
Gross margin	26,354	27,302	47,911	46,856
	20.0%	21.8%	19.0%	20.4%

Operating Expenses	18,721	17,476	37,213	32,832
Income from Operations	7,633	9,826	10,698	14,024
	5.8%	7.8%	4.2%	6.1%

Interest Expense	(2,207)	(1,784)	(4,390)	(3,198)
Interest Income	344	174	633	357
Other Income (Expense)	181	(170)	234	(168)

Income before income taxes	5,951	8,046	7,175	11,015
Provision for income taxes	1,916	2,707	2,307	3,734

Net Income	$4,035	$5,339	$4,868	$7,281

Net income per common share:
Basic	$0.41	$0.55	$0.50	$0.75

Diluted	$0.41	$0.53	$0.49	$0.73

Average common shares:
Basic	9,770	9,751	9,768	9,751

Diluted	9,962	9,912	9,955	9,918

Summary Balance Sheet Data

	06/30/07	12/31/06	06/30/06
Receivables	123,628	97,825	116,531
Inventories	128,909	116,175	116,561
Current Liabilities	78,359	59,803	74,700
Long Term Debt	101,750	78,526	97,843
Equity	189,569	181,734	174,866